SCHEDULE 14A
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                            Hemagen Diagnostics, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


    Jerry L. Ruyan, William P. Hales, Thomas A. Donelan, Christopher P. Hendy
--------------------------------------------------------------------------------
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

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
                                The Redwood Group
                              9468 Montgomery Road
                              Cincinnati, OH 45242
                                  800-205-0407

                                                                 August 25, 1999

Dear Fellow Hemagen Shareholder:

We would like to thank the many stockholders who have called to express their support for our efforts to bring about change at Hemagen, and who have sent in the WHITE CARD in support of our nominees. We believe that our candidates will best represent the interests of all stockholders and pledge that we will pursue our strategic business objectives relentlessly to increase both profitability and shareholder value.

In the material being circulated by the management of Hemagen they said that "creating value for our shareholders has always been our objective," and their goal when they took the company public in 1993 was "to build a profitable multi-product diagnostic enterprise." Six years after Hemagen's IPO there is an accumulated deficit of $3.3 million dollars! Management has failed by its own admission!

Fellow shareholders, make no mistake -- we are here today for good reason! We own 557,627 shares and have invested over $750,000 dollars to purchase shares of Hemagen. Like many of you, we have become increasingly alarmed with Hemagen's performance. We urge you to read the recently filed 10Q. It is time to stop mixing words and making excuses. It is time for experienced business professionals committed to increasing shareholder value to take the reigns. That can ONLY happen if you VOTE your WHITE CARD TODAY and GIVE US THE OPPORTUNITY TO FIX HEMAGEN AND YOUR INVESTMENT!

WHEN THE FRANZBLAU'S SPEAK READ BETWEEN THE LINES

In Hemagen's August 24, 1999 letter to shareholders they used partial quotes out of context from an Institutional Shareholder Services ("ISS") report. Don't believe anything Hemagen tells you until you read the entire ISS report. Here are some factual statements made in the ISS report:

     - "It is difficult to put much faith in current management's predictions of future returns."

     - "The current board structure and its recent entrenching actions are not indicative of good governance or the kind of strong, independent action necessary to protect shareholder interests."

     - "It is difficult to imagine that all the skills and expertise to fill essentially all the key executive posts of the company are resident within one family."

     -    "There  has  been  little   evidence   that  value  has  been  created
          organically, which is certainly a major contributor to the stock's poor performance."

     - "In sum, sales have decreased in all facets of the company's operations except for those attributable to the ANALYST."

     - "The common stock currently can be purchased on the open market at a discount to its book value."

     - "The company is not highly leveraged, although it has increased its long-term debt as a percentage of its total capital significantly in the last 12 months."

     - "Hemagen's total shareholder returns over the prior five years have not exactly been stellar."

     - "In the final analysis, there is reason to be concerned about the current composition of management, board performance, and the historic performance of the company's stock price."

    THERE ARE ABOUT TWO WEEKS LEFT TO VOTE. THE CRITICAL QUESTION IS WHO WILL
                GENERATE THE GREATEST FUTURE SHAREHOLDER VALUE?

        FOR SIX YEARS MANAGEMENT HAS BEEN UNABLE TO CREATE VALUE FOR ITS STOCKHOLDERS! WHY SHOULD THAT CHANGE NOW? HERE IS THEIR RECORD:

THE FINANCIAL PERFORMANCE HAS BEEN DISMAL

     -    $100 invested in Hemagen at the IPO (2/4/93) is worth $17.50 today!

     - In the June 30, 1999 10Q, Hemagen announced that they failed to meet the debt service coverage covenants of their loan agreement with BankBoston, N.A., and that the bank has agreed to a "temporary forbearance" ... "the exact terms of which are being negotiated."

     - Hemagen has raised more than $15 million dollars publicly and borrowed $5 million. Today the market capitalization is less than $7 million.

     - For the nine months ended June 30, 1999, gross margins have continued to erode from 43.4% to 39.3%.

     - In the June 30, 1999 10Q, they said the nine month operating results "are not necessarily indicative of the results that may be expected for the year ending September 30, 1999."

HEMAGEN'S RECORD OF BUYING AND OPERATING COMPANIES IS DISTURBING

     - In the June 30, 1999 10Q, Hemagen reported that revenues decreased in all divisions.

     - Hemagen had $2.4 million in revenues before making four acquisitions and signing an OEM agreement which they expected would produce $2 million in revenues. The revenues of the four businesses Hemagen bought totaled $19 million. Hemagen should be producing over $23 million in revenues with no growth! The current run rate is $14.8 million. Hemagen has lost over $8 million, or 35% of these sales!

     - Hemagen recently sold its Cellular Products ("CPI") division, and stated in a press release, "the CPI transaction is a cash sale for substantially more than Hemagen paid." That is blatantly not true! The purchase price for CPI was $780,000, it was sold for $800,000 and after expenses the net gain on the sale was $14,940. To call this a substantial premium is at best irresponsible. More importantly, before being purchased CPI's revenues and income were $1,705,233 and $77,734 respectively. For the six months ended 3/31/99 CPI's revenues were $450,000 with a loss of $148,000! In two years this business had been "substantially" destroyed!

     - In the quarter ended June 30, 1999, the revenues were $3,698,853 compared to the year-ago quarter revenues of $3,453,112. The company proudly announced revenues were up 7%. Last years revenues did not include any revenues from the ANALYST, which was purchased in September 1998. The ANALYST produced $9 million in revenues the year before Hemagen acquired it. Revenues should have increased quarter to quarter by over $2 million (or 58%) just from the new ANALYST business. Revenues only increased by $245,741. Hemagen's core revenues are fast eroding!

THE BOARD OF DIRECTORS AND  MANAGEMENT  HAVE TAKEN THE FOLLOWING
THREE STEPS TO FURTHER ENTRENCH THEMSELVES

     - First, after learning of our consent solicitation on June 25, 1999 the board purported to amend the Bylaws on July 2, 1999 to increase the vote required to remove directors from a majority (50%) to two-thirds (66 2/3%) of all outstanding shares, seriously diminishing shareholder rights!

     - Second, in January 1999 the company's Board of Directors adopted a poison pill. This could prevent the shareholders from receiving an offer that is substantially above the current market price.

     - Third, on August 16, 1999 the company announced employment contract's with "golden parachutes" for Carl Franzblau, and his son William Franzblau, which could cost the stockholders over $550,000.


       WE BELIEVE WE CAN AND WILL CREATE STOCKHOLDER VALUE! MEMBERS OF OUR
          GROUP HAVE CREATED SUBSTANTIAL SHAREHOLDER VALUE IN THE PAST

We believe that we have assembled an outstanding team of multi-talented business professionals who are capable and experienced. We filed our consent solicitation with the full intention of fixing Hemagen and building stockholder value. Our goal is to have Hemagen earning at least $1 million dollars from operations within the first twelve months. Highlights of our plans are as follows:

     - Insert Jerry L. Ruyan as CEO. Mr. Ruyan has 19 years experience managing a diagnostics company in all phases from raw start-up to a fully integrated diagnostics company. As CEO, he guided Meridian Diagnostics to a market capitalization of over $130 million and 19 consecutive years of profits. He is skilled in leading and motivating managers. He has a proven track record in developing, acquiring and assimilating new products into an existing product line, communicating the company's vision to shareholders and other potential investors; and most importantly, creating shareholder value.

     - Insert William P. Hales as President. Mr. Hales is an investment banker and CPA who spent six years with Coopers & Lybrand and Ernst & Young. His accounting and investment banking background, coupled with his experience in the equity and capital markets, makes him well able to make decisions to improve profitability and create value.

     - Capitalize on the experience of Christopher P. Hendy and Thomas A. Donelan who have extensive knowledge in turning around troubled companies in various industries. They also have significant experience in corporate governance, management recruiting, strategic planning and plan execution.

     - We have identified several highly capable sales and marketing industry veterans from whom we will select individuals to lead and staff the company's sales and marketing department. These individuals possess a track record of increasing sales volume and expanding market share through innovative and creative strategies, and in new product introduction. They will provide critical input to shape new product development in R&D.

     - We have analyzed the margins and volumes of existing products manufactured and will modify Hemagen's product offerings to concentrate on higher margin products and take appropriate action to eliminate any products which do not represent profitable opportunities.

     - We will aggressively reduce expenses. The company currently manufactures in three facilities. We will streamline the coordination between divisions, reduce duplicative functions, and measure the cost/benefit of consolidating functions/facilities to benefit Hemagen's cost structure. Thorough cross training combined with strict adherence to FDA regulations will be key deciding factors.

     - The Research and Development department will be re-structured to insure that each project represents a profitable opportunity, or an improvement to an existing product with significant upside potential.

     - We will bring under control the sales reporting, cost accounting, and accounting procedures and systems to ensure that all financial aspects of the business are reporting efficiently.

     - We will revisit significant business opportunities which have recently been lost by Hemagen. We will acquire additional products that compliment the company's distribution and manufacturing model and include a review of current and potential licensing and private label manufacturing opportunities.

     - We will improve the company's exposure to the investment community and increase public relations. We intend to grow the company and move it to the NASDAQ National Market System.

     - If a sale of the company offers the best return to the shareholders, we will evaluate that option. If higher stock valuations are not achieved within a reasonable period of time we will authorize a stock buy back.

     - We intend to form a culture within Hemagen whereby each employee is a true advocate of the company; doing their best to help increase sales, improve efficiency and eliminate costs that provide little or no benefit to the company. The "new" Hemagen culture will reward effort and ability while focusing on profitability.

                         NOW IS THE TIME TO ELECT CHANGE

Regrettably, Hemagen's management and Board of Directors have not achieved their goal of profitable operations overall as the Company has an accumulated earnings deficit of $3.3 million. Hemagen is a public corporation and the composition of its Board of Directors is subject to election and change by its shareholders. The Franzblau family has had its chance to build shareholder value. We firmly believe that if you, the shareholders, change the Board of Directors as we have proposed, our candidates will be able to improve Hemagen's financial performance and stock price significantly.

               WE CANNOT DO THIS BY OURSELVES - WE MUST HAVE YOUR
        AFFIRMATIVE VOTE. REMEMBER IF YOU DON'T VOTE, YOUR NON-VOTE WILL
              HAVE THE SAME EFFECT AS VOTING AGAINST OUR PROPOSALS!

                           VOTE THE WHITE CARD TODAY!


Sincerely,



Jerry L. Ruyan    William P. Hales    Thomas A. Donelan     Christopher P. Hendy




                        YOUR VOTE IS EXTREMELY IMPORTANT


1. Please SIGN, MARK, DATE and MAIL your WHITE consent card in the enclosed postage-paid envelope. If you wish to vote for our Nominees and Proposals, you must submit the enclosed WHITE proxy card and must NOT submit Hemagen's blue card.

2. If you have already voted Hemagen's blue card, you have every legal right to change your mind and vote FOR our Nominees and Proposals on the WHITE consent card. Only your latest dated consent card will count.

3. If your shares are held for you by a bank or brokerage firm, only your bank or brokerage firm can vote your shares only after receiving your instructions. Please sign, date and return the enclosed WHITE consent card in the envelope provided which will go back to your bank or brokerage for them to vote as you instruct them, or call your bank or broker and instruct your representative to vote FOR our Nominees and Proposals on the WHITE consent card.

4.   Time is short. Please Vote Today!

If you have any questions or need assistance in voting your shares or in changing your vote, please contact Beacon Hill Partners, Inc., at:

                           BEACON HILL PARTNERS, INC.
                                 90 Broad Street
                               New York, NY 10004
                          (212) 843-8500 (call collect)
                        or Call toll-free (800) 755-5001